EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Release

Capitol Bancorp Declares 56th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX: July 27, 2006: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 56th consecutive quarterly cash dividend at $0.25 per common share, consistent with last quarter’s dividend and a 39 percent increase over the $0.18 dividend paid in the same period in 2005. The dividend is payable September 1, 2006, to shareholders of record as of August 8, 2006.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the Corporation experienced record growth during the second quarter and that bank development opportunities are underway in several states. “We have articulated a unique business strategy and through disciplined management of the balance sheet, strong capital levels and a dedicated focus on the community banking model, we have been able to consistently grow the company and reward our shareholders.”

The dividend declaration follows Capitol Bancorp’s recent announcement of record second quarter 2006 earnings, approximating $10.3 million, an increase of 24 percent over earnings reported for the same period in 2005. Earnings per share of $0.65 and $0.63 on a basic and diluted basis reflect 16 and 17 percent increases when compared to 2005’s second quarter figures of $0.56 and $0.54, respectively.

During the first half of the year, the Corporation added six new community banks to its network, with five of those banks opening in the second quarter. Development efforts currently are underway in several states including California, Nevada, Ohio and Washington.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $3.7 billion national community bank development company, with a network of 47 separately chartered banks and bank operations in 13 states. It is the holder of the most individual bank charters in the country. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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